Exhibit 10.4
Apache Corporation
Non-Employee Directors’ Restricted Stock Units Program Specifications

Effective May 12, 2016

Share Plan:	2016 Omnibus Compensation Plan (the “2016 Plan”), the terms of which are incorporated herein by reference.

Administration:	This Program is administered by the Management Development and Compensation Committee of the Company’s Board of Directors.

Eligible Participants:	Members of the Company’s Board of Directors, as of the applicable grant date, who are neither officers nor employees of the Company.

Objective:
The program is designed to be administered in conjunction with the provisions of the current Non-Employee Directors’ Compensation Plan as a means to recognize the non-employee directors for services rendered through the awarding of equity compensation.

Quarterly

Grant Dates:	The last day of each calendar quarter.

Quarterly Grant to
Non-Employee

Directors*:
RSUs the number of which is calculated by dividing $50,000 by the Fair Market Value (as defined in the 2016 Plan) of a share of Apache Common Stock on the grant date. If applicable, the grant shall be prorated for a non-employee director’s service during the calendar quarter. If the calculated number of RSUs includes a fraction, the number shall be rounded down to the nearest whole number.

Quarterly Grant to
Non-Executive

Chairman*:
RSUs the number of which is calculated by dividing $25,000 by the Fair Market Value (as defined in the 2016 Plan) of a share of Apache Common Stock on the grant date. If applicable, the grant shall be prorated for the non-employee, non-executive chairman’s service during the calendar quarter. If the calculated number of RSUs includes a fraction, the number shall be rounded down to the nearest whole number.

Program Term:	Until termination of the 2016 Plan

Vesting:	100% as of grant date, with 100% automatic, mandatory deferral as described below.

Automatic Deferral
Upon vesting, the RSUs will be deferred into the Outside Directors’ Deferral Program and the RSUs and the associated dividend amounts (converted to shares of the Company’s common stock) will be distributed in a lump sum at the times specified in the Outside Directors’ Deferral Program.

*These grants do not result in any change to the cash retainers for board, non-executive chairman, and committee service paid under the provisions of the Non-Employee Directors’ Compensation Plan.